EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BARRACUDA NETWORKS, INC.

Barracuda Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Barracuda Networks, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 17, 2004.

B. Section 5(d) of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“Composition of the Board of Directors; Voting. Directors shall be divided into two separate classes: “Class 1 Directors” and “Class 2 Directors.” The Board of Directors shall initially consist of nine (9) members, each of whom shall be a Class 1 Director and have one (1) vote per director on all matters to be considered by the Board of Directors. The number of directors constituting the Board of Directors shall, at the request of the holders of a majority of the Preferred Stock, be increased by one (1) and such director shall be a Class 2 Director and have four (4) votes on all matters to be considered by the Board of Directors.”

C. Section 5(e) of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“Election of Directors. The Class 1 Directors shall be designated pursuant to a written consent of the Corporation’s stockholders as follows: the holders of Common Stock, voting as a separate class, shall be entitled to designate four (4) Class 1 Directors; the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to designate two (2) Class 1 Directors (the “Series A Directors”); the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to designate (2) Class 1 Directors (the “Series B Directors”); and the holders of Preferred Stock and Common Stock, voting together as a single class, shall be entitled to designate one (1) Class 1 Director . In the event the number of directors constituting the Board is, at the request of the holders of a majority of the Preferred Stock, increased pursuant to Section 5(d), the holders of a majority of the Preferred Stock, voting, on an as-converted basis as a single class, shall be entitled to designate one (1) Class 2 Director pursuant to a written consent of the holders of a majority of the Preferred Stock. Any vacancy created by the death, removal or resignation of a director, shall be filled only by the holders of shares of such class or series having the right to elect such director and may be accomplished by: (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders; or (ii) written consent, if the consenting stockholders hold a number of shares that would be sufficient to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office with cause only upon the affirmative vote of the majority of the Directors; any director may be removed during his or her term of office without cause only upon the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.”

D. This Amendment of the Corporation’s Fourth Amended and Restated Certificate of Incorporation has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law and the Corporation’s stockholders in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Barracuda Networks, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on September 17, 2013.

/s/ BJ Jenkins
BJ Jenkins President & CEO